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                                   HUNTCO INC.
                     14323 SOUTH OUTER FORTY - SUITE 600N
                        TOWN & COUNTRY, MISSOURI   63017

FOR IMMEDIATE RELEASE:

HUNTCO LOWERS VOLUME AND MARGIN EXPECTATIONS FOR SECOND HALF OF 1998. NET LOSS EXPECTED FOR THIRD QUARTER.

TOWN & COUNTRY, MISSOURI, September 23, 1998. . . . . Huntco Inc.
(NYSE:"HCO"), an intermediate steel processor, today announced that it expects that the volume of tons of steel which it will sell in the second half of 1998 will decline approximately 20% from the record volume of tons of steel which it sold in the first half of 1998 and that it will report a Net Loss per common share of approximately $.15 for the third quarter.

The reduction in volume expectations reflects lower shipping rates primarily at the Company's Blytheville, Arkansas facility where the Company has seen a slow-down in its tolling volume, as well as lower sales levels for processed hot rolled steel products and cold rolled master coil sales. Tons shipped from Huntco's facility in Blytheville, Arkansas generally represent up to 50% of the Company's total shipments.

The reduced level of tolling volume reflects a move to off-shore purchasing by certain of the Company's tolling customers who traditionally buy from the Nucor mill at Hickman, Arkansas and use Huntco's Blytheville facility for toll slitting and pickling.

Sharply lower shipping levels of processed hot rolled products and cold rolled master coils were experienced at Huntco's Blytheville facility during the month of August, 1998 and continuing into early September as the Company installed new computer systems at this facility. Blytheville is the last of the Company's facilities to be converted to the new computer system.

Also negatively impacting volume levels was the continuing rapid deterioration in steel prices which is encouraging inventory liquidations and delays in purchases by the Company's customers. This was especially acute in the markets served by Huntco's Blytheville facility, reflecting the substantial disparity between hot rolled steel prices charged by local, domestic suppliers and the landed cost of imported hot bands.

Despite the rapid declines in steel prices, gross margin spreads, measured against material costs, have been improving since mid-summer, but these improvements are currently being offset by the lower shipping and production volumes which negatively impact fixed cost absorption and which are expected to result in somewhat lower net margin percentages for the second half of 1998, when compared to the first half of 1998.

The combination of these factors is expected to result in the Company reporting a Net Loss for its third quarter of approximately $.15 per common share, with some improvement from third quarter levels expected in the fourth quarter.

Shipping rates at the Company's Blytheville facility are beginning to recover as the turmoil caused by the systems conversion lessens and the Company has begun to see the return of its tolling business subsequent to recent domestic price reductions. These trends are expected to continue through the fourth quarter and into 1999. Further, the Company has secured feed stock supply for its cold mill for much of 1999 at prices which it anticipates will allow it to operate the cold mill at more adequate levels of profitability. Delays in the receipt of the early shipments of this feed stock have stalled progress at the cold mill during much of the third quarter, but improvement late in the quarter has begun to be realized. In addition, recent improvements to the cold mill have positioned the Company to participate in markets which have been less price sensitive than the markets which have been served by Huntco's cold mill since its opening in 1995. The Company is currently conducting trials with customers and expects that these new markets could represent a meaningful portion of the Company's cold rolled sales in 1999. The Company is also taking aggressive steps to lower its operating expenses, which the Company anticipates will become more apparent once the steep slide in steel prices bottoms out. The Company is cautiously optimistic about the business environment which it sees developing for 1999 and anticipates a return to profitability in the near future.

This press release contains certain statements that are forward-looking and involve risks and uncertainties. Words such as "expects," "believes," "could," and "anticipates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on current expectations and projections concerning the Company's plans for 1998 and about the steel processing industry in general, as well as assumptions made by Company management and are not guarantees of future performance. Therefore, actual events, outcomes, and results may differ materially from what is expressed or forecasted in such forward-looking statements. The Company encourages those who make use of this forward - looking data to make reference to a complete discussion of the factors which may cause the forward-looking data to differ materially from actual results, which discussion is contained in the Company's Transitional Annual Report and in Form 10-K, both for the eight month transition period ended December 31, 1997.

Huntco Inc. is a major, intermediate steel processor, specializing in the processing of flat rolled carbon steel.